SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM 8-K


       Current Report Pursuant to Section 13 or 15(d) of
                   The Securities Act of 1934



Date of Report (Date of earliest event reported)       June 12, 1997



                             Motors & Gears, Inc.
     (Exact name of registrant as specified in its charter)



         Illinois                   333-19257                 36-4109641
(State or other                    (Commission             (I.R.S. Employer
Jurisdiction)                      File Number)          Identification No.)



     ArborLake Centre, Suite 550
      1751 Lake Cook Road, Deerfield, IL                        60015
(Address of Principal Executive Offices)                      (Zip Code)



Registrant's telephone number, including area code   (847) 945-5591

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Item 2.   Acquisition or disposition of assets


     On June 12, 1997, Motors & Gears Industries, Inc. ("The Company"), through its newly-formed wholly-owned subsidiary, FIR Group Holdings, Inc. and its wholly-owned subsidiaries, Motors and Gears Amsterdam, B.V. and FIR Group Holdings Italia, SrL, purchased all of the common stock of the FIR Group Companies, consisting of CIME S.p.A., SELIN S.p.A., and FIR S.p.A. The FIR Group Companies are manufacturers of electric motors and pumps for niche applications such as pumps for catering dishwashers, motors for industrial sewing machines, and motors for industrial fans and ventilators.

     In connection with the acquisition, the Company, through FIR Group Holdings, Inc. and its subsidiaries, paid Lit. 82,110,000,000 or $48.4 million in cash to the sellers of FIR Group Companies. The cash was provided from borrowings under the Motors & Gears Industries, Inc. Credit Agreement establish-ed on November 7, 1996 among Motors and Gears Industries, Inc., various banks, and Bankers Trust Company, as agent.

     For the fiscal year ended July 31, 1996, the FIR Group Companies had net sales of $37.0 million and EBITDA of $8.5 million.


Item 7.   Financial Statements and Exhibits

(a)  Financial Statements

It is not practicable to provide the required financial statements for the acquired business at this time. The required financial statements will be filed no later than August 15, 1997.

(b)  Pro Forma Financial Information

The pro forma financial information will be filed no later than August 15, 1997.

(c)  Exhibits

     2. (a) Share purchase agreement for the direct and indirect sale of all the shares of FIR Group Companies, dated
            March 21, 1997.

     Certain exhibits and schedules to the agreements referred to in the item 2(a) have not been included; they will be furnished supplementally if requested by the Commission.

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                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MOTORS AND GEARS, INC.


June 24, 1997                      By  /s/ Norman R. Bates
                                            Norman R. Bates
                                           Chief Financial Officer